[Logo of Entergy]                       Entergy Wholesale Operations
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					Exhibit 99.1

						     NEWS
						     RELEASE

Date:        July 5, 2001

For Release: Immediately

Contact:     Larry Daspit                       Nancy Morovich
	     Energy Supply Communications       Investor Relations
	     (281) 297-3026                     (504) 576-5506
	     (888) 869-1420 (pager)             (888) 925-8406 (pager)
	     ldaspi1@entergy.com                nmorovi@entergy.com


		    Entergy sells UK power plant to Calpine


Houston - Entergy Corporation (NYSE: ETR) announced today that binding agreements were signed to sell 100 percent of its 1,200-megawatt power plant at Saltend near Hull, Yorkshire, England to Calpine Corporation (NYSE: CPN). The approximately $800 million transaction is subject to the completion of certain conditions which are expected to be met in the next few weeks. With the execution of the binding agreements, Calpine will assume market and regulatory risks associated with Saltend. The Saltend plant, which began commercial operations in November 2000, is one of the largest natural gas-fired power plants in England.

"While Saltend is a state-of-the-art facility, selling it offered Entergy a substantial opportunity to immediately harvest value and redeploy capital," said J. Wayne Leonard, chief executive officer of Entergy Corporation. "Our decision to sell was based on a very disciplined point-of-view-driven risk management process. The sale of Saltend allows us to reduce consolidated debt and maintain the desired balance and risk in our portfolio."
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Entergy News Release:  Entergy Sells UK Power Plant to Calpine
July 5, 2001
Page 2

Entergy affirms European strategy

Entergy will continue to own and operate the 800-megawatt gas fired plant at Damhead Creek, approximately 30 miles from London, which began commercial operations in February 2001. The Damhead Creek plant is an important part of the company's European strategy because it provides a valuable complement to Axia Energy's marketing and trading activities in the England and Wales market. Axia Energy is the trading and marketing subsidiary of Entergy-Koch, LP.

"The sale of the Saltend plant demonstrates Entergy's ongoing commitment to manage risk and capture value as opportunities arise," said Geoff Roberts, Entergy Wholesale Operations president and chief executive officer. "We continue to evaluate the European power and gas markets and are convinced that we can successfully apply the market-driven disciplines, systems, skill sets, and infrastructure we are using in North America to grow our European portfolio," Roberts added.

Including Damhead Creek, Entergy's presence in Europe accounts for more than 4,400 megawatts of capacity in operation and development. This total includes two projects in Spain: the 1,200-megawatt Morata de Tajuna project near Madrid, and the 800-megawatt Castelnou project in Aragon. The company also has an 800-megawatt project, Cairo Montenotte, in northern Italy, and last month finalized commercial agreements for rehabilitation of the 840-megawatt
Maritza East III project in Bulgaria.

Entergy's legal counsel for the transaction was Skadden, Arps, Slate, Meagher and Flom's London office; Schroder Salomon Smith Barney UK provided investment banking services.

About Entergy

Entergy Corporation is a global energy company with power production, distribution operations, and related diversified services. It owns, manages, or invests in power plants generating more than 30,000 megawatts of electricity domestically and internationally. Entergy serves as the electric utility for
2.6 million customers in parts of Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, L.P., it is also a leading provider of wholesale energy marketing and trading services. Entergy Wholesale Operations,


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Entergy News Release:  Entergy Sells UK Power Plant to Calpine
July 5, 2001
Page 3


headquartered in Houston, Texas, is Entergy's non-utility power development business unit. EWO focuses on developing low cost power generation assets and delivering value-added products to its wholesale customers such as innovative tolling agreements, full-requirement contracts, and cogeneration. EWO has development and marketing offices in London, Madrid, Milan, and Sofia, Bulgaria, and has approximately 10,000 megawatts of capacity in operation, under construction, or in advanced development in North America and Western Europe, in addition to its more than 10,000 megawatts under various stages of preliminary development.












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	       Entergy's on-line address is: www.entergy.com

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that forward-looking statements contained in the foregoing release with respect to the revenues, earnings, performance, strategies, prospects and other aspects of the business of Entergy Corporation may involve risks and uncertainties. Actual events and results may, for a variety of reasons, prove to be materially different from those indicated in these forward-looking statements, estimates and projections. Factors that could influence actual future outcomes include regulatory decisions, the effects of changes in law, the evolution of markets and competition, changes in accounting, weather, the performance of generating units, fuel prices and availability, financial markets, risks associated with businesses conducted in foreign countries, changes in business plan, the presence of competitors with greater financial resources and the impact of competitive products and pricing; the effect of the Entergy Corporation's policies, including the amount and rate of growth of Entergy Corporation's expenses; the continued availability to Entergy Corporation of adequate funding sources and changes in interest rates; delays or difficulties in the production, delivery or installation of products and the provision of services; and various legal, regulatory and litigation risks. Entergy Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Entergy Corporation's filings with the Securities and Exchange Commission.